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                                                                     Exhibit 4.1

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                                 UNIVERSE2U INC.

         The undersigned, Jeffrey Rosenthal, President of Universe2U Inc. (the "Corporation") and Paul Pathak, Secretary of the Corporation, do hereby certify in accordance with NRS 78.207 and NRS 78.209:

         That the original authorized capital stock of the Corporation prior to the filing of this Certificate of Amendment of Articles of Incorporation has been authorized in an amount of One Thousand Dollars ($1,000.00) consisting of One Hundred Million (100,000,000) shares of common stock of the par value of $0.00001 each;

         That the board of Directors of said Corporation at a meeting duly convened and held on the 5th day of March 2001, adopted a resolution to amend the original Articles of Incorporation of the Corporation as follows:

         Article Fourth is hereby amended and restated in its entirety to read as follows:

          FOURTH: (a) Authorized Capital and Shares. The amount of total authorized capital stock of the Corporation is One Thousand One Hundred Dollars ($1,100.00) consisting of One Hundred Ten Million (110,000,000) shares divided into two classes, of which Ten Million (10,000,000) shares, $.00001 par value per share, shall be designated Preferred Stock and One Hundred Million (100,000,000) shares, $.00001 par value per share, shall be designated Common Stock.

          (b) Preferred Stock. (I) Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

               (i) The number of shares constituting that series and the distinctive designation of that series;

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               (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment with respect to shares of that series; and

               (viii) Any other relative rights, preferences and limitations of that series.

          (II) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Articles of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to

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          vote thereon pursuant to this Amended and Restated Articles of
          Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Section 78.350 of the Nevada Revised Statutes ("NRS").

          (c) No Class Vote On Changes in Authorized Number of Shares of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of the Amended and Restated Articles of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 78.330 of the NRS.

          (d) No Preemptive Rights. No holder of stock of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any stock of the Corporation of any class, now or hereafter authorized, or any options or warrants for such stock, or any rights to subscribe for or purchase such stock, or any securities convertible into or exchangeable for such stock, which may at any time be issued, sold or offered for sale by the Corporation.

          (e) Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

          (f) Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

     That there are no provisions for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby;

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         That the amendment to the Articles of Incorporation regarding the authorized capital is effective upon the filing of this Certificate;

         That the number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 36,978,225 and that the said changes and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon at the annual meeting of stockholders held on May 24, 2001.

Dated: July 24, 2001

                                                    /s/ Jeffrey Rosenthal
                                                    ----------------------------
                                                    Jeffrey Rosenthal
                                                    President

                                                    /s/ Paul Pathak
                                                    ---------------------------
                                                    Paul Pathak
                                                    Secretary

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